EX-99.B.11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement (No. 33-55024) on Form N-1A of our report dated February 11, 2000 relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Report to Shareholders of State Street Research Growth Fund (a series of State Street Research Growth Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
April 27, 2000